Exhibit 99.2

NexMetals Announces Board Resignation and Appointment

Vancouver, British Columbia, February 9, 2026 – NexMetals Mining Corp. (TSXV: NEXM) (Nasdaq: NEXM) (“NEXM” or the “Company”) announces that Morgan Lekstrom has submitted his resignation from the board of directors (the “Board”) effective immediately. Mr. Sean Whiteford, the Company’s Chief Executive Officer, has been reappointed to the Board filling the vacant Board seat. Mr. Whiteford previously served as a director on the Board from July 2022 to March 2023 before stepping off the Board to become President.

Mr. Lekstrom joined the Board in March 2025 and served as the Company’s Chief Executive Officer from that time until January 15, 2026. During his tenure, Mr. Lekstrom led the restructuring of the Company in 2025.

On behalf of the Board, Paul Martin, Chairman of the Board, said: “The Board thanks Mr. Lekstrom for the significant contributions he made during his time at NEXM and wishes him well in his future endeavours.”

About NexMetals Mining Corp.

NexMetals Mining Corp. is a TSX.V and NASDAQ listed mineral exploration and development company focused on redeveloping the past-producing Selebi and Selkirk copper-nickel-cobalt-platinum group element mines in Botswana. NexMetals has confirmed the scale of mineralization is larger than historical estimates, supported by NI 43-101-compliant resource estimates, with ongoing down-hole geophysics, drilling, and metallurgical programs aimed at expanding resources and supporting future economic studies. The Company is led by an experienced management and technical team with a proven track record in global mineral projects, emphasizing disciplined execution, transparent governance, and long-term stakeholder value creation.

For further information about NexMetals Mining Corp., please contact:

Paul Martin

Chairman

pmartin@nexmetalsmining.com

Jaclyn Ruptash

V.P., Communications and Investor Relations

jaclyn@nexmetalsmining.com

1-833-770-4334

Follow Us

X: https://x.com/NexMetalsCorp

LinkedIn: https://www.linkedin.com/company/NexMetalsMiningCorp

Facebook: https://www.facebook.com/NexMetalsMiningCorp

Neither the TSX Venture Exchange and its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) nor the Nasdaq Stock Market LLC accepts responsibility for the adequacy or accuracy of this news release. No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

1